Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:

Brian J. Roney Chief Financial Officer (248) 358-1171	Leslie Loyet General Inquiries (312) 640-6672	Tim Grace Media Inquiries (312) 640-6667

FOR IMMEDIATE RELEASE
MONDAY, DECEMBER 4, 2006

NORTH POINTE HOLDINGS CORPORATION ANNOUNCES

NEW VICE PRESIDENT AND CHIEF ACTUARY

SOUTHFIELD, MI – December 4, 2006 – North Pointe Holdings Corporation (NASDAQ: NPTE) today announced that Mr. Paul B. Deemer has been promoted to the newly created position of Vice President and Chief Actuary. Mr. Deemer will be responsible for planning and directing actuarial services for North Pointe’s specialty insurance coverages.

“Paul has been a key addition to North Pointe,” said James G. Petcoff, chief executive officer. “In addition to maintaining our consistent reserve practices, we rely heavily on our actuarial staff when reviewing potential new opportunities, and supporting our underwriting rates. Paul’s expertise and knowledge will help us expand and enhance our capabilities to support future growth.”

Mr. Deemer, 32, joined North Pointe in March of this year. Prior to joining North Pointe he was employed at ACUITY where he developed underwriting, profitability and financial pricing models within the property and casualty market. Prior to that, he worked at Amerisure Insurance Companies, where he was in charge of maintaining the company’s overall reserve position. He is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.

About the Company

North Pointe is a property and casualty insurance holding company whose subsidiaries market both specialty commercial and personal insurance products. With a focus on owner-operated businesses, the company is the nation’s largest insurer of independent bowling centers and the largest insurer of liquor liability insurance in Michigan.

For more information about North Pointe Holdings Corporation, please visit www.npte.com.